Exhibit 99.1

Clearside Biomedical Announces Pricing of $15 Million Registered

Direct Offering

ALPHARETTA, Ga., February 7, 2024 — Clearside Biomedical, Inc. (“Clearside” or the “Company”) (NASDAQ: CLSD), a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®), announced today that it has entered into a securities purchase agreement with institutional investors and an existing stockholder, providing for the purchase and sale of 11,111,111 shares of common stock and accompanying warrant to purchase up to 11,111,111 shares of common stock in a registered direct offering. The offer price for one share of common stock and accompanying warrant to purchase one share of common stock will be $1.35. The warrants have an exercise price of $1.62 per share, will be exercisable six months from the issuance date and will have a term of five years from the initial exercise date. The offering is expected to close on or about February 9, 2024, subject to the satisfaction of customary closing conditions.

Citizens JMP Securities, LLC is acting as the sole placement agent for the offering.

The gross proceeds to Clearside from this offering are expected to be approximately $15.0 million, before deducting the placement agent’s fees and other offering expenses payable by Clearside. Clearside intends to use the net proceeds from this offering for working capital and general corporate purposes. Clearside believes that the net proceeds from this offering, together with its current cash and cash equivalents and short-term investments, will be sufficient to enable it to fund its operating expenses and capital expenditure requirements into the third quarter of 2025.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-271902) (including a base prospectus) previously filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2023 and declared effective by the SEC on May 19, 2023. A prospectus supplement and the accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying base prospectus relating to the offering may also be obtained by contacting Citizens JMP Securities, LLC, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, Attention: Prospectus Department, or by calling (415) 835-8985, or by email at syndicate@jmpsecurities.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Clearside Biomedical

Clearside Biomedical, Inc. is a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the SCS. Clearside’s SCS injection platform, utilizing the Company’s patented SCS Microinjector®, enables an in-office, repeatable, non-surgical procedure for the targeted and compartmentalized delivery of a wide variety of therapies to the macula, retina, or choroid to potentially preserve and improve vision in patients with sight-threatening eye diseases. Clearside is developing its own pipeline of small molecule product candidates for administration via its SCS Microinjector. The Company’s lead program, CLS-AX (axitinib injectable suspension), for the treatment of neovascular age-related macular degeneration (wet AMD), is in Phase 2b clinical testing. Clearside developed and gained approval for its first product, XIPERE® (triamcinolone acetonide injectable suspension) for suprachoroidal use, which is available in the U.S. through a commercial partner. Clearside also strategically partners its SCS injection platform with companies utilizing other ophthalmic therapeutic innovations.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Clearside, including statements about the closing of the offering, Clearside’s cash runway extending into the third quarter of 2025 and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all and such other factors as are set forth in the risk factors detailed in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023, Clearside’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 13, 2023 and Clearside’s other Periodic Reports filed with the SEC. In addition, the forward-looking statements included in this press release represent Clearside’s views as of the date hereof. Clearside anticipates that subsequent events and developments will cause Clearside’s views to change. However, while Clearside may elect to update these forward-looking statements at some point in the future, Clearside specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Clearside’s views as of any date subsequent to the date hereof.

Investor and Media Contacts:

Jenny Kobin

Remy Bernarda

ir@clearsidebio.com

(678) 430-8206

Source: Clearside Biomedical, Inc.